shareholder
letter
Q4 / FY 2025

our mission is
to develop the
best education
in the world
and make it universally available.

DUOLINGO Q4 / FY 2025                                  2

Q4 and FY25 Highlights

User Metrics	Q4 2024	Q4 2025
Daily Active Users	40.5M	52.7M
30% YoY
Paid Subscribers	9.5M	12.2M
at period end		28% YoY

Financial Metrics	Q4 2025	FY 2025
Revenue	$282.9M	$1,037.6M
	35% YoY	39% YoY
Total Bookings	$336.8M	$1,158.4M
	24% YoY	33% YoY
Net Income (1)	$42.0M	$414.1M

Adjusted EBITDA	$84.3M	$305.9M
	29.8% margin	29.5% margin
Net cash provided by operating activities	$107.3M	$387.8M

Free cash flow (2)	$93.7M	$360.4M

(1) During the year ended December 31, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit of $256.7 million.

(2) The prior period has been recast to conform to current period presentation.     See the definition of Free Cash Flow below for additional information.
DUOLINGO Q4 / FY 2025                                  3

Dear shareholders,

In 2025, we surpassed 50 million daily active users (DAUs), and generated over $1 billion in bookings, over $400 million in net income, and over $300 million in Adjusted EBITDA. And this follows several years of strong financial results that I’ve been proud to deliver alongside our talented team.

What we’ve accomplished so far is impressive, but I am more convinced than ever that the accelerating advances in AI will fundamentally change the way people learn. This creates an enormous opportunity for us: we are the most popular education app in the world and we intend to lead this shift. By leaning into this moment, we believe we can redefine the future of learning while generating exceptional value for our shareholders over the long term.

In 2026, we’re adopting a strategy that will set us up to grow users more rapidly and build a larger, category-defining business, but that will lower our financial results in the short term.

While our DAU growth over the past several years has been nothing short of phenomenal (from Q2 2022 to Q2 2025, we did not have a single quarter with year-over-year DAU growth below 40%), it decelerated throughout 2025, and we expect 2026 DAU growth to be about 20%. Some of this deceleration is natural as we scale; and some of it, we believe, is a function of our increased focus on monetization in recent years. Given the opportunity to teach billions of people and the unique time we live in, we are now making a more deliberate shift in how we operate the business to prioritize teaching better and user growth.

Here’s our plan:

Teach languages better
•More Video Call: We’ve been at the forefront of integrating AI into our product and have seen significant success with Duolingo Max and its core feature, Video Call with Lily. Outside of the frontier model companies, we have created one of the most commercially successful consumer AI products. And yet, to lead the transformation we see possible, we will move Video Call to be part of the Super Duolingo tier and experiment with changes to our top subscription tier, Duolingo Max. This will give access to a critical learning feature, conversation practice, to about ten times as many learners.
•More AI-powered speaking: In addition to Video Call, we’re going to provide significantly more speaking practice to all learners, free and paid, by allowing them to answer most exercises with voice instead of tapping or typing. We will also introduce a new free AI-powered lesson type called Speaking Adventures. More speaking practice is particularly important for English learners.
•More advanced content: We will continue to invest in advanced content so that all our courses teaching the 9 most learned languages (English, Spanish, French, German, Italian, Japanese, Korean, Chinese, and Portuguese) have content up to Duolingo Score 129 (B2 in the CEFR scale). This is a major milestone because 129 is the level at which learners can get a knowledge job in that language.

DUOLINGO Q4 / FY 2025                                  4

Reinvest in our free user value proposition
•Less friction: Up until now, the main way we’ve increased bookings per user is by adding small amounts of friction to encourage more people to subscribe, for example by increasing ad load or subscription upsells. Unfortunately, we believe that this extra friction is part of the reason our DAU growth has slowed, so we’ve decided to prioritize user growth over monetization. To quantify this tradeoff, we estimate we’re investing more than $50M of foregone bookings from friction (or about 5 points of year-over-year bookings growth) into the free user experience to drive word of mouth and user growth.
•More word of mouth: Word of mouth has always been our primary growth driver. So we’ve repurposed part of the monetization team to work full-time on top-of-funnel user growth instead of getting more people to subscribe. They will have to create new metrics and new ways of experimenting to do this, but I am excited to see how much they innovate here.
•More user-friendly monetization: Finally, we’re working on additional monetization initiatives that aren’t at odds with DAU growth, such as selling avatar customizations and our own native ad format. Both of these benefit from a larger active user base and provide joy and delight to the experience.

Feed our next user growth engines
•Chess: I am very excited to devote more resources to Chess, our fastest-growing subject, which has reached more than seven million DAUs in less than a year. We are working on additional product features, such as game review and practice for openings, and will increase dedicated marketing efforts.
•Math: I believe that we will soon have the best tutor app for K-12 math. I’m particularly keen on the opportunity, as roughly one billion people are learning K-12 math globally. Other than languages, I don’t know of another subject with as large an audience.
•Music: Our music course is getting a full revamp to make it more fun and game-like, thanks to our acquisition of the team behind NextBeat Gaming Studio last summer.

The medium-term goal of this strategy is to reach 100 million DAUs in 2028. If we succeed in doubling our DAUs, the payoff would be huge: a more resilient brand; a business with meaningfully higher bookings and profit; and most importantly, a company that reaches and teaches far more people around the world.

But the short-term implication is that this year will see slower bookings growth and lower profitability. We expect bookings growth of around 11% in 2026, compared to the nearly 20% we believe we could achieve if we operated like we have in past years. Additionally, because we will offer AI features to more users and have slightly higher marketing spend, we expect our Adjusted EBITDA margin will decrease to about 25%.

I believe this is the right course to take. We could also reach higher bookings in 2028 with the strategy that we’ve employed until now, but we believe the result would be a smaller and less valuable business in the long run. In that scenario, we would likely have fewer DAUs and make more money per user, but would have less total impact and our position as the leading education app in the world would be less defensible.

DUOLINGO Q4 / FY 2025                                  5

Staying true to our mission

I don’t take this decision lightly, and I know it may come as a surprise to some investors, but it’s fundamentally aligned with what I said to shareholders in my very first letter:

“Dear potential investors,

The main thing you need to know is that I plan to dedicate my life to building a future in which, through technology, every person on this planet has access to the best quality of education. And not only that, but a future in which people want to spend their time learning. Duolingo is the platform for building that future, and we are just getting started.”

I strongly believe that the best days of Duolingo are ahead of us.

Luis von Ahn
CEO and Co-Founder

DUOLINGO Q4 / FY 2025                                  6

financial performance and outlook

Summary of Financial and Key Operating Metrics

(in millions)	Q4 2024	Q4 2025	YoY
User Metrics

Monthly active users (MAUs)	116.7	133.1	14%
Daily active users (DAUs)	40.5	52.7	30%
Paid subscribers (period end)	9.5	12.2	28%

	Q4 2024	Q4 2025	YoY	2024	2025	YoY
Operating Metrics

Subscription bookings	$236.5	$296.6	25%	$730.7	$996.3	36%
Total bookings	$271.6	$336.8	24%	$870.6	$1,158.4	33%

GAAP Financial Measures

Revenues	$209.6	$282.9	35%	$748.0	$1,037.6	39%
Gross profit	$150.6	$205.9	37%	$544.4	$749.5	38%
Gross margin (%)	71.9%	72.8%	~90 bps	72.8%	72.2%	~(50) bps
Net income (1)	$13.9	$42.0	>100%	$88.6	$414.1	>100%
Net cash from operating activities	$83.3	$107.3	29%	$285.5	$387.8	36%

Non-GAAP Financial Measures (2)

Adjusted EBITDA	$52.3	$84.3	61%	$191.9	$305.9	59%
Adjusted EBITDA margin	25.0%	29.8%	~490 bps	25.7%	29.5%	~380 bps
Free cash flow (3)	$80.9	$93.7	16%	$264.4	$360.4	36%
Free cash flow margin	38.6%	33.1%	~(550) bps	35.3%	34.7%	~(60) bps

(1) During the year ended December 31, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit of $256.7 million.

(2) Please refer to the Appendix at the end of this letter for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure.

(3) The prior period has been recast to conform to current period presentation.     See the definition of Free Cash Flow below for additional information.

Amounts reported in millions are computed based on the amounts in thousands. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding. In addition, percentages presented are calculated from the underlying numbers in thousands and may not add to their respective totals due to rounding.
DUOLINGO Q4 / FY 2025                                     8

Fourth Quarter 2025 Highlights

We ended 2025 with strong results in Q4. DAUs grew 30% year over year in Q4, despite lapping 51% growth in Q4 2024. Total bookings increased 24% year over year, or 20% on a constant-currency basis, reflecting continued subscriber growth and healthy conversion. Revenue grew 35% year over year, or approximately 33% on a constant currency basis. We generated net income of $42.0 million, and $84.3 million in Adjusted EBITDA, with margin expanding nearly five percentage points year over year to 29.8%.

Gross margin expanded approximately 90 basis points year over year to 72.8%. This improvement was primarily driven by increasing subscription margins and a greater mix of revenue coming from subscriptions. GAAP operating expenses increased 19% year over year. On non-GAAP operating expenses, we achieved leverage on R&D and G&A, but saw slight deleverage in S&M as we continue to invest in marketing to grow users. Non-GAAP operating expenses increased 26% year over year.

Balance sheet and cash flow
We ended the year with $1.04 billion in cash and cash equivalents. During Q4, free cash flow (FCF) grew 16% year over year to $93.7 million (33.1% FCF margin), bringing total FCF to $360.4 million for the year.

Share repurchase authorization
Duolingo’s Board of Directors has authorized a share repurchase program of up to $400 million. The program reflects the Company’s commitment to capital allocation, including returning capital to stockholders and managing dilution, while maintaining flexibility to invest in long-term growth. Repurchases under the program may be made from time to time in the open market, through privately negotiated transactions or otherwise. The actual timing, number and value of shares repurchased is subject to various factors such as market conditions, the Company’s capital and liquidity positions, contractual requirements and other considerations. The timing and amount of any repurchases will be determined at the Company’s discretion, and the program does not obligate the Company to acquire any particular amount of shares. The program has no expiration date and may be terminated, modified or discontinued at any time.

DUOLINGO Q4 / FY 2025                                     9

Q1 and FY 2026 Guidance

Duolingo is providing the following guidance for the first quarter ending March 31, 2026, and the full year ending December 31, 2026(1).

(in millions)	Q1 2026	FY 2026
Bookings	$301.5	$1,274 - $1,298
YoY Bookings Growth	11%	10% - 12%
Revenues	$288.5	$1,197 - $1,221
YoY Revenue Growth	25%	15% - 18%
Adjusted EBITDA (2)	$73.6	$299 - $305
Adjusted EBITDA margin (2)	25.5%	25.0%

(1)     Our guidance in the table above assumes foreign exchange rates as of February 20, 2026. On a constant currency basis, assuming the average foreign exchange rates for Q1 2025 remained constant for Q1 2026, we estimate our Q1 2026 year-over-year growth for bookings and revenue at 6% and 21%, respectively. On a constant currency basis, assuming the average foreign exchange rates for full-year 2025 remained constant for full-year 2026, we estimate our full-year 2026 year-over-year growth for bookings and revenue at 8% to 10% and 14% to 16%, respectively.

(2)     With regards to the non-GAAP Adjusted EBITDA and Adjusted EBITDA margin outlook provided above, a reconciliation to GAAP net income, the most directly comparable financial measure presented in accordance with GAAP, has not been provided as the quantification of certain items included in the calculation of GAAP net income cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expenses related to equity awards requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

2026 Outlook

Our guidance reflects the shift Luis outlined above and our planned allocation of capital towards accelerating user growth and engagement.
We are entering 2026 from a position of financial strength, with healthy profitability, a strong cash position, no debt, and the expectation of generating over $350 million of free cash flow this year.

For bookings, we expect FY 2026 to grow 10-12% year over year and Q1 to grow approximately 11%, or about 9% at the midpoint of FY 2026 and 6% for Q1 on a constant currency basis. For revenue, we expect FY 2026 to grow about 15-18% year over year and Q1 to grow approximately 25%, or about 15% at the midpoint for FY 2026 and 21% for Q1 on a constant currency basis.

We believe our Q2 year-over-year bookings growth rate will lower slightly more than three points from Q1 before rising in the second half of 2026, assuming modest early returns from our investments. We believe our year-over-year revenue growth rates step down sequentially in Q2 and Q3 before stabilizing in Q4.
DUOLINGO Q4 / FY 2025                                     10

Our outlook reflects exchange rates as of the end of February. As a reminder, over half of our bookings come from outside the US. So, every 1% change in the dollar versus our currency basket equates to about an $8 million impact on full-year bookings.

We expect our gross margin percentage to be approximately 71% in Q1 and roughly 69% for the rest of the year, driven primarily by expanding access to AI-powered features for all users.

In 2026, we expect non-GAAP operating expenses to grow faster year over year than revenue in all categories, with the exception of G&A, and expect a full-year 2026 adjusted EBITDA margin of approximately 25%. We expect adjusted EBITDA margin to decline roughly three points sequentially in Q2, then improve through the back half of the year, with Q4 being our highest margin quarter in 2026.

2026 stock based compensation is expected to be almost 15% of revenue (compared to 13% of revenue last year), with absolute expense levels growing through the year. We currently expect fully-diluted share count to increase approximately 3.5-4% in 2026 applying share price levels from earlier this week. This does not include the impact of any buyback activity. This reflects ongoing equity compensation grants to attract and retain talent. On a trailing three-year basis, average net dilution from share grants is expected to be slightly less than 2% a year, reflecting our disciplined approach to long-term capital allocation.

We currently believe you should assume an effective tax benefit of approximately 6% in 2026.

DUOLINGO Q4 / FY 2025                                     11

Dilutive Securities

Duolingo has various dilutive securities outstanding. The table below details these securities:

(Amounts in millions, except share price)	Price as of December 31, 2025	Weighted-average exercise price	Shares
Share price	$175.50
Common stock outstanding as of December 31, 2025			46.6
Founder awards (1)			1.0
Dilutive effect of stock options outstanding (2)		$18.38	0.8
RSUs outstanding			1.4
Total estimated diluted shares outstanding			49.8

Video Webcast

Duolingo will host a video webcast to discuss its fourth quarter and full year results today, February 26, 2026, at 5:30 p.m. ET. This live webcast and related materials will be publicly available and can be accessed at investors.duolingo.com. A replay will be available on the Investor Relations website two hours following completion of the webcast and will remain available for a period of one year.

About Duolingo

Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

(1)Includes 0.6 million underlying performance-based Restricted Stock Units ("RSUs") where performance criteria have not been satisfied.
(2)The Company has 0.9 million options outstanding as of December 31, 2025. The estimated dilutive effect is calculated as the number of shares expected to be issued upon vesting or exercise, adjusted for the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Duolingo common stock.
DUOLINGO Q4 / FY 2025                                     12

Definitions

Monthly Active Users (MAUs). MAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each month. MAUs are reported for a measurement period by taking the average of the MAUs for each calendar month in that measurement period. The measurement period for MAUs is the three months ended December 31, 2025 and the same period in the prior year where applicable, and the analysis of results is based on those periods. MAUs are a measure of the size of our global active user community on Duolingo.

Daily Active Users (DAUs). DAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each calendar day. DAUs are reported for a measurement period by taking the average of the DAUs for each day in that measurement period. The measurement period for DAUs is the three months ended December 31, 2025 and the same period in the prior year where applicable, and the analysis of results is based on those periods. DAUs are a measure of the consistent engagement of our global user community on Duolingo.

Paid Subscribers. Paid subscribers are defined as users who pay for access to any Duolingo subscription offering and had an active subscription as of the end of the measurement period. Each unique user account is treated as a single paid subscriber regardless of whether such user purchases multiple subscriptions, and the count of paid subscribers does not include users who are currently on a free trial or who are non-paying members of a family plan.

Subscription Bookings and Total Bookings. Subscription bookings represent the amounts we receive from a purchase of any Duolingo subscription offering. Total bookings include subscription bookings, income from advertising networks for advertisements served to our users, purchases of the Duolingo English Test, and in-app purchases of virtual goods ("IAPs"). We believe bookings provide an indication of trends in our operating results, including cash flows, that are not necessarily reflected in our revenues because we recognize subscription revenues ratably over the lifetime of a subscription, the majority of which are twelve months in duration.

Limitation of Key Operating Metrics and Other Data

We manage our business by tracking several operating metrics, including MAUs, DAUs, paid subscribers, and subscription and total bookings. While these metrics are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our platform is used. These metrics are determined by using internal data gathered on an analytics platform that we developed and operate and have not been validated by an independent third party. This platform tracks user account and session activity. If we fail to maintain an effective analytics platform, our metrics calculations may be inaccurate. We believe that these metrics are reasonable estimates of our user base for the applicable period of measurement, and that the methodologies we employ and update from time-to-time to create these metrics are reasonable bases to identify trends in user behavior. Because we update the methodologies we employ to create metrics, our operating metrics may not be comparable to those in prior periods. Other companies, including companies in our industry, may calculate these metrics differently.
DUOLINGO Q4 / FY 2025                                     13

Non-GAAP Financial Measures

We use certain non-GAAP financial measures to supplement our Consolidated Financial Statements, which are presented in accordance with GAAP. Non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA margin, constant currency measures, non-GAAP R&D expense, non-GAAP S&M expense and non-GAAP G&A expense (collectively, the “non-GAAP operating expenses”), free cash flow, and free cash flow margin. Please refer to the definitions and reconciliation at the end of this letter. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

The effect of currency exchange rates on our business is an important factor in understanding period to period comparisons. We use non-GAAP percentage change in constant currency revenues and bookings, which exclude the impact of fluctuations in foreign currency exchange rates, for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe this information is useful to investors to facilitate comparisons and better identify trends in our business. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We calculate constant currency revenues by translating current period foreign currency revenues using prior-year exchange rates applied consistently over the full revenue recognition period. We calculate constant currency bookings by using current period foreign currency bookings and translating them to constant currency using prior year comparable period exchange rates. The constant currency percentage change for revenues and bookings is calculated by dividing the difference between the constant currency amount and the prior year comparable period amount by the prior year comparable period amount.

DUOLINGO Q4 / FY 2025                                     14

Forward-Looking Statements

This Shareholder Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this letter, including without limitation, statements regarding our business model and strategic priorities for growth, product enhancement, and monetization, including the expected benefits and efficacy of new products and product innovation for user growth and retention, our share repurchase program, our use of AI features, and our financial outlook and guidance, are forward-looking statements. Without limiting the generality of the foregoing, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are neither promises nor guarantees, but involve a number of known and unknown risks, uncertainties and assumptions that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to: our ability to retain and grow our users and sustain their engagement with our products; competition in the online language learning industry; our limited operating history; our ability to maintain or increase profitability; our ability to manage our growth and operate at such scale; the success of our investments; our reliance on third-party platforms to store and distribute our products and collect revenue; our reliance on third-party hosting and cloud computing providers; our ability to compete for advertisements; acceptance by educational organizations of technology-based education; our ability to access, collect, use, and otherwise process Personal Data about our users and payers, and to comply with applicable data privacy laws; our ability to successfully develop, implement and use of artificial intelligence and machine learning technologies; our ability adequately obtain, protect and maintain our intellectual property rights; and the other important factors more fully detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as any such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (“SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at investors.duolingo.com. All forward-looking statements speak only as of the date of this letter. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.duolingo.com, and also from time to time may use social media channels, including our X account x.com/duolingo and our LinkedIn account linkedin.com/company/duolingo, as an additional means of disclosing public information to investors, the media, and others interested in us. It is possible that certain information we post on our website and on social media could be deemed to be material information, and we encourage investors, the media, and others interested in us to review the business and financial information we post on our website and on the social media channels identified above, in addition to following our press releases, SEC filings, public conference calls, presentations, and webcasts. The information contained on, or that may be accessed through, our website and our social media channels is not incorporated by reference into, and is not a part of, this document.
DUOLINGO Q4 / FY 2025                                     15

DUOLINGO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2024	December 31, 2025

ASSETS
Cash and cash equivalents	$785,791	$1,036,389
Short-term investments	91,854	104,078
Accounts receivable	128,923	162,827
Deferred cost of revenues	80,162	102,663
Prepaid expenses and other current assets	14,858	30,649
Noncurrent assets	200,140	555,576
Total assets	$1,301,728	$1,992,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenues	372,884	496,205
Accounts payable	6,381	7,998
Other current liabilities	42,966	46,945
Long-term obligation under operating leases	54,656	93,779
Deferred tax liabilities, net	291	249
Total liabilities	477,178	645,176
Total stockholders’ equity	824,550	1,347,006
Total liabilities and stockholders' equity	$1,301,728	$1,992,182

DUOLINGO Q4 / FY 2025                                     16

DUOLINGO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2025	2024	2025

Revenues	$209,550	$282,868	$748,024	$1,037,589
Cost of revenues	58,925	76,999	203,645	288,132
Gross profit	150,625	205,869	544,379	749,457
Operating expenses:
Research and development	66,395	79,556	235,298	306,323
Sales and marketing	24,815	34,371	90,494	125,677
General and administrative	45,533	48,488	155,992	181,887
Total operating expenses	136,743	162,415	481,784	613,887
Income from operations	13,882	43,454	62,595	135,570
Other (expense) income, net	(2,227)	(549)	(2,986)	1,609
Income before interest income and income taxes	11,655	42,905	59,609	137,179
Interest income	10,697	11,596	42,697	45,231
Income before income taxes	22,352	54,501	102,306	182,410
Provision for (benefit from) income taxes (1)	8,445	12,547	13,732	(231,655)
Net income and comprehensive income (1)	$13,907	$41,954	$88,574	$414,065

(1) During the year ended December 31, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit of $256.7 million.
DUOLINGO Q4 / FY 2025                                     17

DUOLINGO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2024	2025

Cash flows from operating activities:
Net income (1)	$88,574	$414,065
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	—	(225,185)
Depreciation and amortization	10,854	14,391
Stock-based compensation expense	110,477	137,437
Accretion on marketable securities, net	(551)	(1,851)
Impairment of capitalized software	238	—
Changes in assets and liabilities:	75,921	48,966
Net cash provided by operating activities	285,513	387,823
Net cash used for investing activities	(217,330)	(107,678)
Net cash used for financing activities	(30,002)	(29,547)
Net increase in cash, cash equivalents and restricted cash	38,181	250,598
Cash, cash equivalents and restricted cash - Beginning of period	750,345	788,526
Cash, cash equivalents and restricted cash - End of period	$788,526	$1,039,124

(1) During the year ended December 31, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit of $256.7 million.
DUOLINGO Q4 / FY 2025                                     18

appendix

e

Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin and GAAP Operating Expenses and Non-GAAP Operating Expenses

Adjusted EBITDA is defined as net income excluding interest income, income taxes, depreciation and amortization, stock-based compensation expenses related to equity awards, transaction costs related to acquisitions, acquisition earn-out costs and impairment of capitalized software. Beginning in the third quarter of 2025, we updated our definition of Adjusted EBITDA to include integration costs related to acquisitions. We did not incur integration costs in periods prior to 2025. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues. GAAP operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Non-GAAP operating expenses are defined as the respective GAAP operating expenses excluding depreciation and amortization, stock-based compensation expenses related to equity awards, and, as applicable, transaction costs related to acquisitions, acquisition earn-out costs and impairment of capitalized software. These non-GAAP financial measures are used by management to evaluate the financial performance of our business and we present these non-GAAP financial measures because we believe that they are helpful in highlighting trends in our operating results and that they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The following tables present a reconciliation of our net income and GAAP operating expenses, the most directly comparable financial measures presented in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA margin and non-GAAP operating expenses, respectively.

(in thousands)	Q4 2024	Q4 2025	2024	2025
Net income (1)	$13,907	$41,954	$88,574	$414,065
Add (deduct):
Interest income	(10,697)	(11,596)	(42,697)	(45,231)
Provision for (benefit from) income taxes (1)	8,445	12,547	13,732	(231,655)
Depreciation and amortization	3,661	3,808	10,854	14,391
Stock-based compensation expenses related to equity awards (2)	36,620	37,229	120,267	148,643
Acquisition transaction and integration costs (3)	38	53	774	4,847
Acquisition earn-out costs (4)	100	353	200	818
Impairment of capitalized software (5)	238	—	238	—
Adjusted EBITDA	$52,312	$84,348	$191,942	$305,878

Revenues	$209,550	$282,868	$748,024	$1,037,589

Adjusted EBITDA margin	25.0%	29.8%	25.7%	29.5%

DUOLINGO Q4 / FY 2025                                          20

Reconciliation: GAAP to Non-GAAP Operating Expense
(in thousands)	Q4 2024	Q4 2025	2024	2025

Total GAAP Operating Expense	$136,743	$162,415	$481,784	$613,887
Less: Depreciation and amortization	(1,540)	(1,449)	(5,544)	(5,733)
Less: Stock-based compensation expenses related to equity awards (2)	(36,606)	(37,205)	(120,199)	(148,547)
Less: Other adjustments (3) (4) (5)	(376)	(406)	(1,212)	(5,665)
Non-GAAP Operating Expense	$98,221	$123,355	$354,829	$453,942

Reconciliation: GAAP to Non-GAAP R&D Expense
(in thousands)	Q4 2024	Q4 2025	2024	2025

Total GAAP R&D Expense	$66,395	$79,556	$235,298	$306,323
Less: Depreciation and amortization	(770)	(877)	(2,358)	(3,328)
Less: Stock-based compensation expenses related to equity awards (2)	(17,574)	(24,272)	(62,394)	(89,132)
Less: Other adjustments (3) (5)	(238)	—	(238)	(2,798)
Non-GAAP R&D Expense	$47,813	$54,407	$170,308	$211,065

Reconciliation: GAAP to Non-GAAP S&M Expense
(in thousands)	Q4 2024	Q4 2025	2024	2025

Total GAAP S&M Expense	$24,815	$34,371	$90,494	$125,677
Less: Depreciation and amortization	(214)	(224)	(860)	(937)
Less: Stock-based compensation expenses related to equity awards (2)	(1,401)	(1,728)	(5,042)	(6,595)
Less: Other adjustments (3)	—	—	—	(133)
Non-GAAP S&M Expense	$23,200	$32,418	$84,592	$118,012

Reconciliation: GAAP to Non-GAAP G&A Expense
(in thousands)	Q4 2024	Q4 2025	2024	2025

Total GAAP G&A Expense	$45,533	$48,488	$155,992	$181,887
Less: Depreciation and amortization	(556)	(348)	(2,326)	(1,468)
Less: Stock-based compensation expenses related to equity awards (2)	(17,631)	(11,205)	(52,763)	(52,820)
Less: Other adjustments (3) (4)	(138)	(406)	(974)	(2,734)
Non-GAAP G&A Expense	$27,208	$36,529	$99,929	$124,865
DUOLINGO Q4 / FY 2025                                          21

Reconciliation: Free Cash Flow and Free Cash Flow Margin

Free cash flow is defined as net cash provided by operating activities, less capitalized software development costs and purchases of property and equipment. Prior to the first quarter of 2025, free cash flow added back taxes paid related to stock-based compensation equity awards, acquisition transaction costs, and acquisition earn-out payments. Beginning in Q1 2025, we have aligned our calculation of free cash flow to this definition, and prior periods in this letter have been recast to conform to this presentation. Free cash flow margin is defined as Free cash flow as a percentage of revenues. We believe that Free cash flow is a measure of liquidity that provides useful information to our management, investors and others in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. Free cash flow has certain limitations in that it does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments. The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow.

(in thousands)	Q4 2024	Q4 2025	2024	2025

Net cash provided by operating activities	$83,344	$107,278	$285,513	$387,823
Less: Capitalized software development costs and purchases of intangible assets	(479)	(2,819)	(9,024)	(9,303)
Less: Purchases of property and equipment	(1,961)	(10,727)	(12,116)	(18,096)
Free cash flow (6)	$80,904	$93,732	$264,373	$360,424

Revenues	$209,550	$282,868	$748,024	$1,037,589

Free cash flow margin	38.6%	33.1%	35.3%	34.7%

(1) During the year ended December 31, 2025, the Company released the valuation allowance previously recorded against its federal and state deferred tax assets, resulting in a one-time income-tax benefit of $256.7 million.
(2) In addition to stock-based compensation expense of $29.8 million and $36.3 million for the three months ended December 31, 2024 and 2025, respectively, and $110.5 million and $137.4 million for the year ended December 31, 2024 and 2025, respectively, this includes costs incurred related to taxes paid on equity transactions.
(3) Represents costs incurred related to acquisitions.
(4) Represents costs incurred related to the earn-out payment on an acquisition.
(5) Represents impairment of capitalized software.
(6) The prior period has been recast to conform to current period presentation of free cash flow. See the definition of Free Cash Flow above for additional information.
DUOLINGO Q4 / FY 2025                                          22

Contacts

Investor Relations:
Deborah Belevan, VP of Investor Relations
ir@duolingo.com

Press:
Monica Earle, Director of Public Relations
press@duolingo.com
DUOLINGO Q4 / FY 2025                                          23